EXHIBIT 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE

NEWPARK RESOURCES ANNOUNCES CLOSING OF ACQUISITION
THE WOODLANDS, TX - November 13, 2017 - Newpark Resources, Inc. (NYSE: NR) today announced that it has completed the previously-announced acquisition of substantially all of the assets, operations, and employees of the Well Service Group Inc. (“WSG”), and its affiliate Utility Access Solutions Inc. (“UAS”). Total consideration funded at closing was $77 million, which includes approximately $2 million associated with an increase in estimated working capital conveyed at closing. The total consideration consists of $45 million of cash and $32 million (3.4 million shares) of common equity of Newpark Resources, Inc. The purchase price is subject to further adjustments, based upon actual working capital conveyed upon closing.
Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and future financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions, many of which are beyond the control of Newpark, including the ability of Newpark to successfully integrate the operations of WSG and UAS and the ability to realize the anticipated benefits of the acquisition. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2016, as well as others, could cause results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the worldwide oil and natural gas industry, our customer concentration and reliance on the U.S. exploration and production market, risks related to our international operations, the cost and continued availability of borrowed funds including noncompliance with debt covenants, operating hazards present in the oil and natural gas industry, our ability to execute our business strategy and make successful business acquisitions and capital investments, the availability of raw materials and skilled personnel, our market competition, compliance with legal and regulatory matters, including environmental regulations, the availability of insurance and the risks and limitations of our insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, risks related to severe weather, particularly in the U.S. Gulf Coast, cybersecurity breaches or business system disruptions and risks related to the fluctuations in the market value of our common stock. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.